OIL, GAS AND MINERAL LEASE

THE STATE OF NEW MEXICO	§
§
COUNTY OF BERNALILLO	§

This Oil, Gas and Mineral Lease (this “Lease”) is made and entered into on this 20th day of August, 2007 (the “Effective Date”) by and between the Atrisco Oil and Gas, LLC, a New Mexico limited liability company, whose address is 1730 Montano NW, Suite B, Albuquerque, New Mexico 87107 (hereinafter referred to as “Lessor”) and Tecton Energy, LLC, a Texas limited liability company, whose address is 3000 Wilcrest, Suite 300, Houston, Texas 77042 (hereinafter referred to as “Lessee”).

1.     GRANTING CLAUSE

Lessor, in consideration of Ten Dollars ($10.00) in hand paid, of the royalties herein provided and of the covenants and representations of Lessee herein contained, hereby Grants, Leases and Lets exclusively unto Lessee for the sole and only purposes of investigating, exploring, prospecting, drilling and operating for, and producing, oil, gas and all other liquid or gaseous minerals (including sulfur produced as a component of oil and gas) from the real property described in Exhibit A attached hereto (the “Leased Premises”) (such oil, gas, and/or liquid and/or gaseous minerals produced from the Leased Premises or lands pooled therewith being herein collectively referred to as the “Minerals”), subject, however, to all of the terms, conditions, provisions, covenants, and obligations of Lessee under this Lease. The Leased Premises shall specifically exclude the lands embraced in the SunValley Lease and the Great Northern Lease (both defined in Section 9 below). However, this Lease shall also include in the Leased Premises all land located within the Town of Atrisco Land Grant that is determined to be owned or claimed by Lessor and is not otherwise committed to Lessee in this Lease; except that any such land located within the Town of the Atrisco Land Grant that is hereafter purchased by Lessor shall not be included in the Leased Premises.

All mineral rights other than the Minerals are expressly reserved to Lessor. These reserved mineral rights include the rights to lignite, coal and sulfur not produced as a component of oil and gas.

For the purpose of determining the amount of any bonus or other payment hereunder, said Leased Premises shall be deemed to contain 50,000 acres, whether actually containing more or less.

2. PRIMARY TERM

Simultaneously with the execution of this Lease and as a condition to the existence of this Lease, Lessee shall make a bonus payment to Lessor in immediately available funds of United States currency, by wire transfer to Lessor’s bank account, in the amount of Two Hundred Forty Thousand and No/00 Dollars ($240,000.00). Such payment together with the Ten Thousand and No/00 Dollars($10,000.00) already paid by Lessee to Lessor shall equal a “Total Bonus Payment” of Two Hundred Fifty Thousand and No/00Dollars ($250,000.00). Lessee’s failure to make such Total Bonus Payment shall, at the option of Lessor and without notice from Lessor to Lessee, result in the immediate termination of this Lease in its entirety. Subject to the other provisions herein contained, this Lease shall be for a term of five (5) years from the Effective Date (hereinafter called “Primary Term”) and so long thereafter as Minerals are produced from the Leased Premises or lands pooled therewith, in paying quantities, or drilling operations are in progress thereon as hereinafter provided. Lessee agrees to obtain all governmental approvals and permits required in order to allow the exploration and production of the Minerals. Lessor agrees to cooperate with Lessee and participate to the extent reasonably necessary to assist Lessee, but at Lessee’s sole cost and expense, in obtaining all governmental approval and permits necessary to allow the exploration and production of the minerals.

Lessee, as further consideration for this Lease, commits to commence within the first year of the Primary Term of this Lease, the drilling or re-entering of two (2) wells to a depth sufficient to test the Cretaceous formation. At least one of these two wells shall be the re-entry of the UTex#1Well on the Leased Premises. If Lessee is precluded from commencing drilling operations on the UTex#1 Well prior to the end of the first year of the Primary Term of this Lease due to the actions of third parties, including the grantor, or its successors in title, in the Quitclaim Mineral Deed and Assignment of Oil and Gas Leases, dated December 4, 2006, from Westland Development Co., Inc. to Lessor, recorded in BookA128, Page 8482 in the Office of the County Clerk of Bernalillo County, New Mexico (herein called “Quitclaim Mineral Deed”), such actions will constitute a condition of Force Majeure (as defined in Section 7). Lessee agrees that the condition of Force Majeure applicable to the drilling or re-entering of the UTex#1 Well during the first year of the Primary Term shall be limited to a period of six (6) months following the end of the first year of the Primary Term of the Lease. Thereafter, Lessee shall drill the UTex#1 Well or a substitute well elsewhere on the Leased Premises.

After the year and for the following four (4) years of the Primary Term of the Lease, Lessee agrees to drill or re-enter one (1) well to a depth sufficient to test the Cretaceous formation each year or pay Lessor an amount equal to Six Dollars and No/IOO Dollars ($6.00) per acre each year for all acreage committed to this Lease up to and including the end of the (5) year Primary Term thereof; provided, however, in determining the total amount of such payment, the acreage committed to this Lease shall be proportionately reduced. Should Lessee fail to the obligation to drill or pay contained in this Section 2, Lessor shall have the right to sue Lessee to collect any payments owed hereunder.

3. POOLING

Other than as provided in this Section 3, Lessee shall have no right to pool or combine any portion of the Leased Premises with other lands without obtaining the prior written consent of Lessor. Lessee may pool as follows:

A.     Limitations on Pooling. Lessee may not pool the Leased Premises with any acreage outside of the boundaries of the Leased Premises, unless written consent is obtained from Lessor. Lessee may pool so long as no less than fifty percent (50%) of the land comprising the pooled unit for such well shall be from the Leased Premises, unless written consent is obtained from Lessor or such pooling is required pursuant to a rule or order issued by the Oil Conservation Division of the Energy and Minerals Department of the State of New Mexico or by any other lawful authority for the pool or area in which the Leased Premises are situated.

B.     Pooled Unit Size. Units pooled hereunder shall not exceed the standard proration unit by law or by the Oil Conservation Division of the Energy and Minerals Department of the State of New Mexico or by any other lawful authority for the pool or area in which the Leased Premises are situated, plus a tolerance often percent (10%).

C.     Recordation of Pooled Unit Declaration. In the exercise of its pooling rights hereunder, Lessee shall file of record in the Official Public Records of Bernalillo County, New Mexico a written declaration describing the unit and stating the effective date of pooling (which effective date in no event can be more than thirty days prior to the date of filing). Lessee shall promptly provide Lessor a copy of such recorded written declaration. Lessee may file such declaration at any time while this Lease is in effect and whether before or after production has been established on the pooled unit lands.

D.     Termination of Pooled Unit. Upon termination of the pooled unit, Lessee must file of record in the Official Public Records of Bernalillo County, New Mexico a written instrument declaring the dissolution of said pooled unit.

E.     Allocation of Pooled Unit Production. In the event of such pooling, subject to other terms and provisions contained in this Section 3.E, there shall be allocated to the land covered by this Lease within such pooled unit that proportion of the total production from the producing well applicable to such pooled unit which the number of surface acres in such land covered by this Lease within such pooled unit bears to the total number of surface acres in such pooled unit.

F.     Outstanding Royalty Interests. If there are royalty interests in Minerals in the Leased Premises now owned by parties other than Lessor and if pooling occurs, Lessor makes no warranty or representation that this Lease grants Lessee the power or authority to pool such royalty interests.

4. REWORKING AND CONTINUOUS DRILLING OF WELLS

In the event production of Minerals from the Leased Premises or lands pooled therewith, once obtained, shall cease for any cause within one hundred fifty (150) days before the expiration of the Primary Term of this Lease or at any time or times thereafter, this Lease shall not terminate (i) if Lessee commences reworking operations within one hundred fifty (150) days thereafter, and this Lease shall remain in full force and effect so long as such operations continue in good faith and in a workmanlike manner without an interruption totaling more than one hundred fifty (150) days; and if such reworking operations result in the production of Minerals, this Lease shall remain in full force and effect so long as Minerals are produced therefrom in paying quantities or shut-in payments are tendered to Lessor as provided herein or (ii) if production in paying quantities is restored within one hundred fifty (150) days after such cessation of operations.

5. CONTINUOUS DEVELOPMENT

A.          Extension of Primary Term. Notwithstanding any provision contained herein to the contrary, whether or not Minerals are being produced on the Leased Premises at the expiration of the Primary Term, if Lessee (i) is engaged at the expiration of the Primary Term in drilling or reworking operations on the Leased Premises or lands pooled therewith or (ii) has completed a well either as a dry hole or as a producer on the Leased Premises within one hundred fifty (150) days before the expiration of the Primary Term, the Primary Term of this Lease shall be extended and remain in full force and effect as to all of the Leased Premises for so long as operations for drilling are conducted on the Leased Premises or lands pooled therewith with no more than one hundred fifty days elapsing between the completion or abandonment of one well and the commencement of actual drilling operations of another well. Upon the expiration of such extended Primary Term, this Lease shall terminate as to: (1) all lands which are not included within (i) a pooled unit created pursuant to Section 3 or (ii) a proration unit established by Lessee and approved by the New Mexico Oil and Gas Conservation Division applicable to each producing well located on the Leased Premises or on lands pooled therewith (it being understood that each such proration unit shall contain no more acreage than the minimum number of acres required to obtain approval of the drilling unit size applicable to a well under the applicable density rules adopted by a governmental authority having jurisdiction, and (2) all depths and horizons 100 feet below the stratigraphic equivalent of the deepest depth producing or capable of producing Minerals in paying quantities, in each well which is included within the boundaries of such proration unit. After the expiration of the Primary Term, as extended if applicable, (i) Lessee shall release all of the Leased Premises not otherwise held hereunder, and (ii) this Lease as to each pooled unit or proration unit held by a producing well shall be considered a separate Lease from the lease covering any other such pooled unit or proration units, so that this Lease shall, thereafter, as to each such pooled unit or proration unit, remain in force as to each such pooled unit or proration unit only so long as oil or gas is produced from such pooled unit or proration unit or the lease as to such pooled unit or proration unit is maintained in force under some other provision o f this Lease and (iii) if the deepest depth producing oil or gas in paying quantities in a well ceases to produce oil or gas in paying quantities, and Lessee obtains production of oil or gas in paying quantities from a depth that is closer to the surface than said deepest depth, all depths below 100 feet below such depth which is closer to the surface shall be released from this Lease, it being intended that after the expiration of the Primary Term, as extended if applicable, this Lease shall never cover any subsurface depths below 100 feet below the deepest depth then producing or capable of producing Minerals in paying quantities.

B.           150 day rework. If production should thereafter cease as to acreage included in a proration unit or pooled unit, this Lease will terminate as to such acreage unless Lessee commences reworking or additional drilling operations on such acreage within one hundred fifty (150) days thereafter and continues such reworking or additional drilling operations until such production is restored thereon, provided that if more than one-hundred fifty (150) days pass between the abandonment of such well and the commencement of actual drilling operations for an additional well, or more than one hundred fifty (150) days pass since the commencement of reworking operations without the restoration of production of Minerals in paying quantities, this Lease shall terminate as to the applicable proration unit and the pooled unit.

C.           Release and Survival of Lessee Obligations. At any time or times that this Lease terminates as to all or any portion of the acreage of the Leased Premises, Lessee shall promptly execute and record in the Official Public Records of Bernalillo County, New Mexico, a proper release of such terminated acreage and all depths thereunder and shall furnish executed counterparts of each such release to Lessor at the address shown in Section 17 hereof. All obligations of Lessee contained in this Lease that are to be performed by Lessee regardless of the execution and delivery of releases of this Lease by Lessee shall continue in force and effect and survive the execution and delivery of such releases.

D.           Definition. “Completion of drilling” as used herein means, as to dry holes, the date Lessee releases the drilling rig used to drill such well or the date such rig is moved off of the location, whichever date occurs first, and as to producing wells, the date Lessee has run casing and production casing or tubing and has perforated and/or tested the well, except for producing wells which are “fraced” by Lessee, “completion of drilling” shall mean the earlier to occur of (i) thirty (30) days from the date Lessee releases the drilling rig used to drill such well or the date such rig is moved off of the location, whichever date occurs first, or (ii) the date Lessee completes such “fracing” operations and conducts a flow test on the well. “Commencement of drilling” as used herein means either (i) the date Lessee commences actual drilling with rotary drilling tools of a suitable size necessary to reach the object depth or (ii) the date the Lessee spuds the well, so long as such spudding operations are initiated and prosecuted in good faith and with reasonable diligence toward drilling and completion of the object depth.

6. OFFSET OBLIGATIONS

A.           Offset Obligation. In the event one or more wells producing oil or gas should be brought in on land outside the Leased Premises but within 330 feet from any boundary of the Leased Premises (the “Lease Boundary”), or are brought in elsewhere and are draining the Leased Premises, or a portion thereof (said wells located within 330 feet of the Lease Boundary, or which are draining the Leased Premises or portion thereof being hereinafter referred to singularly as the “Draining Well”) and there is then no well with a bottom hole location on the Leased Premises or lands pooled therewith producing oil or gas, as the case may be, in commercial quantities from the same geological formation as the Draining Well, then Lessee agrees to drill such well as a reasonably prudent operator would drill under the same or similar circumstances.

B.           Implied Duty to Protect from Drainage. The foregoing offset obligation shall be in addition to the duty the Lessee has to protect the Leased Premises from drainage which is implied in the absence of any express provisions dealing with drainage, and Lessee shall owe such duty to Lessor in addition to the contractual provisions hereof.

7. FORCE MAJEURE

A.           Force Majeure. The term “Force Majeure” as used herein shall mean and include: requisition, order, regulation, or control by governmental authority or commission; exercise of rights or priority or control by governmental authority or third parties resulting in delay in obtaining or inability to obtain either material, equipment or means of transportation normally necessary in prospecting or drilling for Minerals, or in producing, handling or transporting same from the Leased Premises or lands pooled therewith; war; acts of God; insurrection; flood; or strike. Should Lessee be prevented from complying with any express or implied covenant of this Lease, or from conducting drilling or reworking operations hereunder, or from producing oil or gas hereunder due to delays encountered in obtaining approval of permits or drill sites on the Leased Premises, by governmental authority or by third parties including grantor in the Quit Claim Mineral deed as referenced in Paragraph 2 of this lease it shall be deemed that “Force Majeure” has occurred; provided, however, that such Force Majeure shall be limited to a period of six (6) months and so long thereafter as Lessee shall make a Good Faith Effort to resolve to obtain the necessary permits. For purposes of this Section 7.A., a “Good Faith Effort” shall mean that the Lessee is actively and in good faith pursuing approval of such permits by taking all measures to obtain such approvals as a reasonably prudent operator would under the same or similar circumstances.

B.           Not Grounds for Termination. Notwithstanding any other provisions of this Lease, but subject to the conditions hereinafter set forth in this Section should Lessee be prevented by Force Majeure as defined above, from conducting drilling, completion or reworking operations on, or producing Minerals from, the Leased Premises or lands pooled therewith, such failure shall not constitute a ground for the termination of this Lease or subject said Lessee to damages therefor; and the period of time during which Lessee is so prevented shall not be counted against Lessee, but this Lease shall be extended for a period of time equal to that during which such Lessee is so prevented from conducting such drilling or reworking operations on, or producing Minerals from, such Leased Premises or lands pooled therewith, plus, at Lessor’s sole discretion, a reasonable amount of time thereafter. All of the provisions of this Section 7 are subject to each of the following express conditions:

C.           Limitations. The terms and conditions of this Section 7 shall not extend beyond the expiration date of any law, order, rule or regulation invoked under this Section 7, and shall be applicable and effective only during the following periods:

(1)           If the Force Majeure shall occur during the Primary Term of this Lease, as the same may be extended pursuant to Section 5 hereof, Force Majeure shall not operate to extend this Lease more than two (2) year beyond the expiration of such Primary Term; provided, however, that if the event of Force Majeure is any form of injunction granted pursuant to a mineral partition lawsuit or similar action brought against Lessee, then such Force Majeure shall not operate to extend this Lease more than the lesser of six (6) months or the period of time during which such injunction is effective.

(2)           If the Force Majeure shall occur during a drilling or reworking period provided for in Section 5 hereof, after the Primary Term has expired, then Force Majeure shall not operate to extend this Lease more than two (2) years beyond the expiration of such period.

D.           Notice. None of the provisions of this Section 7 shall ever be or become effective and applicable unless Lessee shall, within a reasonable time (not to exceed sixty (60) days in any event) after occurrence of the claimed event of Force Majeure above referred to, notify Lessor, in writing, of such occurrence with full particulars thereof.

E.           Not Applicable to Monetary Payments. The terms of this Section do not apply to monetary payments due under the terms of this Lease.

F.           Time of the Essence. Time is of the essence with respect to each provision of this Lease.

8. SHUT-IN GAS WELL PROVISIONS

If at any time there is a well on the Leased Premises or land pooled therewith which is capable of producing gas in paying quantities, but the production thereof is shut-in or suspended due to lack of market for such gas, and if this Lease is not then continued in force by some other provision hereof, then this Lease shall nevertheless continue in force as to such well and the pooled unit or proration unit allocated to it for a period of sixty (60) days from the date such well is shut-in. Before the expiration of any such sixty (60) day period, Lessee may pay to Lessor an advance annual royalty equal to Ten and NO/100 Dollars ($10.00) per net mineral acre for the acreage under this Lease committed to the proration unit for such well and if such payment or tender is timely made, this Lease shall continue in force but only as to said well or wells and the proration unit allocated to it or them and it shall be considered that gas is being produced from said well or wells in paying quantities for one (1) year from the date such well or wells are shut-in, and in like manner subsequent advance annual royalty payment may be made or tendered and it will be considered that gas is being produced from said well or wells in paying quantities for such additional one (1) year period as well, but in no event shall Lessee be entitled to pay shut-ins for more than four (4) years cumulative, per well, during the term of this lease.

Should such shut-in royalty payments not be made in a timely manner as provided in this Section 8, it will be considered for all purposes that there is no production and no excuse for delayed production of gas from any such well or wells, and unless there is then in effect other preservation provisions of this Lease, Lessor may, at Lessor’s option, elect to terminate this Lease as to the proration unit for such well by sending written notice to Lessee. Lessee shall have fifteen (15) days from receipt of Lessor’s notice to cure such breach by paying the shut-in royalty. If Lessee has not paid the shut-in royalty by the end of the 15-day curative period, Lessor shall have the right to terminate the Lease as to the proration unit for such well by filing a Notice of Termination in the Official Public Records of Bernalillo County, New Mexico. The effective date of said termination shall be the date said Notice of Termination is filed with the said County Clerk.

9. ROYALTIES

Lessee shall pay to Lessor the following royalties:

(i)	for a period of ten (10) years following the date of first production of the first well drilled and completed on the Leased Premises, a Royalty Percentage (as defined below) which shall be free of all costs of gathering, production, transportation, compression, dehydration, separating, marketing, trucking or other pre and post production expenses, directly or indirectly incurred by Lessee, whether as a direct charge or a reduced price or otherwise. In the event Lessee processes any of the gas produced from the Leased Premises, contracts to have any of the gas produced from the Leased Premises processed, or otherwise participates in the processing of any of the gas produced from the Leased Premises, in any absorption plant, extraction plant, or other type plant or plants, whether similar or dissimilar, for the recovery of the liquid and/or liquefiable hydrocarbons, sulfur, or other products there from, such Royalty Percentage shall bear Lessor’s proportionate share of any such processing fees; provided, however, that if such processing fees exceed ten percent (10%) of the market value (as defined in Section 9.D.) of the gas, then Lessor’s Royalty Percentage shall only bear its proportionate share of processing fees equal to ten percent (10%) of the market value of the gas.

(ii)	following the termination of ten (10) year period described in subsection (i), a Royalty Percentage which shall be free of all costs of any kind, including, but not limited to, costs of gathering, production, transportation, treating, compression, dehydration, separating, processing, marketing, trucking or other pre and post production expenses, directly or indirectly incurred by Lessee, whether as a direct charge or a reduced price or otherwise. In this regard, Lessee agrees to bear one hundred percent (100%) of all costs and expenses incurred in rendering Minerals produced on or from the Leased Premises or lands pooled therewith marketable and delivering the same into the purchaser’s pipeline for immediate transportation to an end user or storage facility.

It is the intent of the parties that the provisions of this Section 9 are to be fully effective and enforceable and are not to be construed as “surplusage” under the holding set forth in Creson v. Amoco Production Co., 10 P.3d 853 (N.M. App. 2000). Additionally, said Royalty Percentage shall never bear, either directly or indirectly, under any circumstances, the costs or expenses (including depreciation) to construct, repair, renovate or operate any pipeline, plant, or other facilities or equipment used in connection with the treating, separation, extraction, gathering, processing, refining, transporting, manufacturing or marketing of Minerals produced from the Leased Premises or lands pooled therewith. Lessor shall be paid its Royalty Percentage on all oil or gas produced, including without limitation oil or gas used by Lessee for operations off the Leased Premises or lands pooled therewith. Lessor’s Royalty Percentage shall bear Lessor’s proportionate part of all ad valorem, excise, state severance, wind-fall profits, or like and similar taxes imposed on Minerals or on the value thereof that is attributable to Lessor’s Royalty Percentage, if any, paid by Lessee, which proportionate part may be deducted from Lessor’s Royalty Percentage before payment to Lessor.

For purposes of this Section 9, the following definitions shall be used:

“SunValley Lease” means that certain Oil and Gas Lease, dated June 6, 2000, from Westland Development Co., Inc. to SunValley Energy Corporation, recorded in Book A6, Page 7854, Official Public Records of Bernalillo County, New Mexico, as the same has been amended through Fifth Amendment to Oil and Gas Lease between the same parties, acknowledged by Lessor on April21, 2006, recorded in Book Al15, Page 7121.

“Great Northern Lease” means that certain Oil and Gas Lease, dated September 17, 2001,from Westland Development Co., Inc. to Great Northern Gas Company, recorded in Book A25, Page 1245, Official Public Records of Bernalillo County, New Mexico, as amended, and all subsequent oil and gas leases covering a portion of the leased premises therein issued under the terms thereof.

“Atrisco Leases” means this Lease, the SunValley Lease, and the Great Northern Lease.

“Royalty Percentage” means a royalty equal to fifteen percent (15%) until such time as the net total production from the Atrisco Leases equals a rate of 3000 MCFD for a one (1) day period, at which time, the royalty shall be increased to seventeen and one-half percent (17.5%); when the net total production from the Atrisco Leases equals a rate of 6000 MCFD for a one (1) day period, the royalty shall be increased to eighteen and one-half percent (18.5%); payment of such escalated Royalty Percentage to commence on the first day of the month following the month in which the applicable production rate threshold is attained.

A.           Royalty. On oil, gas and casinghead gas, together with any other liquid or gaseous hydrocarbons recovered by lease operations such as drips or separators, and on any other type of Minerals, the Royalty Percentage of the proceeds of the sale or of the gross market value thereof, whichever is higher, (provided that with respect to oil, gas, casinghead gas, or any other liquid or gaseous hydrocarbons recovered by lease operations and used by Lessee for operations on or off the Leased Premises or lands pooled therewith, royalty shall be equal to the Royalty Percentage of the gross market value thereof) oil, gas and casinghead gas, together with any other liquid or gaseous hydrocarbons recovered by lease operations, is to be delivered free of cost to the credit of Lessor into pipelines, gathering lines, or other facilities to which the wells and tanks on the property may be connected; or to be delivered in kind into tanks, gathering lines, or other shipping facilities provided by Lessor, at Lessor’s option and at Lessor’s expense, such option to be exercised by Lessor from time to time, but for periods of not less than six (6) months at a time after ninety (90) days written notice to Lessee of Lessor’s intention to take in kind such oil, gas or other hydrocarbons. No royalty shall be due on any gas that is flared or tested, or any oil and or gas that is produced from the Leased Premises or lands pooled therewith and used as fuel for lease operation, compression, separation, dehydration, transportation or other ordinary and customary Lessee operations.

B.           Products. On products resulting from such oil, gas, casinghead gas, or other Minerals, the Royalty Percentage of the proceeds of sale thereof.

C.           Residue Gas. On residue gas or gas remaining after separation, extraction or processing operations, the Royalty Percentage of the proceeds of sale.

D.           Meaning of Market Value. For purposes of this Section 9 the term “market value” shall mean for such oil, gas, casinghead gas, other Minerals, and products therefrom (i) the gross price at which such oil, gas, casinghead gas, other Minerals or products there from are sold pursuant to a “Production Sales Contract,” as defined below, or (ii) if not sold pursuant to a Production Sales Contract, the highest gross price paid for oil, gas, casinghead gas, other Minerals and/or products there from of comparable physical characteristics, within Bernalillo County, New Mexico, such calculations of price to be made as of the time such oil, gas, casinghead gas, other Minerals or products there from are produced and saved, or separated, processed or extracted. Included within the definition of “market value” as used herein is the presumption that Production Sales Contracts have been negotiated by Lessee in good faith at arms-length contracts with bona fide purchasers who are not subsidiaries or affiliates of Lessee, and contain adequate provisions for redetermination of price at reasonable and customary intervals. In no event, however, shall “market value” ever be less than the amount actually received by the Lessee and/or any affiliate for the sale of Minerals, plus the value of all other consideration and benefits of whatsoever kind and amount received, directly or indirectly, by Lessee and/or any affiliate or subsidiary of Lessee, for the sale of Minerals.

E.           Payment of Royalty. All royalties provided in this Lease shall be payable in cash (unless Lessor elects to take such royalty Minerals in kind) to Lessor within one hundred twenty (120) days following the commercial sale of production and thereafter no more than sixty(60) days after the end of the month during which production takes place. Subject to the provisions of Section 8 of this Lease concerning shut-in wells, royalties shall be paid to Lessor by Lessee and/or its assigns or by the product purchaser for Minerals. Any alleged failure by Lessee or any production purchaser to timely pay royalty to Lessor shall give rise to the remedies set forth in the New Mexico Oil and Gas Proceeds Payment Act, as the same may be amended from time to time. Any alleged failure by Lessee or any production purchaser to properly calculate Lessor’s royalty shall be subject to arbitration as set forth in Section l8B. below

F.           Marketing; Production Sales Contracts. If Lessor is not taking its royalty production in kind, Lessee agrees that it will use its best efforts as are reasonable under the circumstances to market and sell Minerals at the highest price and on the most favorable terms possible. Lessee agrees that it will not enter into any contract for the sale, delivery, transporting or processing of any type of Minerals produced from the Leased Premises or lands pooled therewith (i) with any subsidiary or affiliate of Lessee and (ii) which shall extend more than (5) years from the effective date of such sales contract unless such contract has adequate provisions for redetermination of price at reasonable and customary intervals. In the event Lessor elects to take and separately dispose of its royalty share of Minerals, an appropriate balancing agreement shall be entered into between Lessor and Lessee. At least thirty(30) days subsequent to the execution of any contract for the sale, delivery, transporting or processing of any type of Minerals produced from the Leased Premises (each a “Production Sales Contract”), Lessee shall provide Lessor with the pertinent portions of such Production Sales Contract.. If any Production Sales Contract, or any other contract pursuant to which any Minerals produced hereunder are sold, makes any express deductions for the expenses of production, gathering, dehydration, compression, transportation, manufacture, processing, treatment or marketing of any such Minerals, then all such deductions shall be added to the price received by Lessee for such Minerals for the purpose of the calculation and payments of royalties to Lessor, so that Lessor’s royalty shall not bear, directly or indirectly, any of such expenses, subject to part (ii) of this section.

G.           Take or Pay. In the event Lessee enters into a Mineral purchase contract which contains what is commonly referred to as a”take or pay provision” (such provision meaning that the Mineral purchaser agrees to take delivery of a specified minimum volume or quantity of Minerals over a specified term at a specified price or to make minimum periodic payments to the producer for Minerals not taken by the purchaser) and the purchaser under such Mineral purchase contract makes payment to Lessee by virtue of such purchaser’s failure to take delivery of such minimum volume or quantity of Minerals, then Lessor shall be entitled to the Royalty Percentage of all such sums paid to Lessee or producer under the “pay” provisions of such Mineral purchase contract. Such royalty payments shall be due and owing to Lessor within sixty (60) days after the receipt of such payments by Lessee. Any royalty payments made to Lessor under the “pay” obligation of any “take or pay” Mineral contract shall be applied as a credit toward Lessee’s minimum royalty obligation. If the Mineral purchaser “makes up” such Minerals within the period called for in the Mineral contract and Lessee is required to give such purchaser a credit for Minerals previously paid for but not taken, then Lessor shall not be entitled to royalty on such “makeup” Minerals. If Lessee is not producing any quantities of Minerals from the Leased Premises or lands pooled therewith but is receiving payments under the “pay” portion of such “take or pay” Mineral purchase contract provision, such payments shall not relieve Lessee of the duty to make shut-in royalty payments if Lessee desires to continue this Lease, but such “take or pay” royalty payments shall be applied as a credit against any shut-in royalty obligation of the Lessee. Lessor shall be a third-party beneficiary of any Mineral purchase contract and/or transportation agreement entered into between Lessee and any purchaser and/or transporter of Lessor’s Minerals, irrespective of any provision of said contracts to the contrary, and such Mineral purchase contract and/or transportation agreement will expressly so provide. Further, Lessor shall be entitled to the Royalty Percentage of the value of any benefits obtained by or granted to Lessee from any Mineral purchaser and/or transporter for the amendment, modification, extension, alteration, consolidation, transfer, cancellation or settlement of any Mineral purchase contract and/or transportation agreement.

H.           Use of Separator. If a reasonable and prudent operator would do so under similar circumstances, Lessee agrees that before any gas produced from the Leased Premises is used or sold off the Leased Premises, it will be run, free of cost to Lessor, through an adequate oil and gas separator of a conventional type or equipment that will ensure that all liquid hydrocarbons recoverable from the gas by such means will be recovered on this Lease and Lessor properly compensated therefor.

J.           Division Orders. Regardless of the contents of any division order executed by Lessor, the terms of this Lease may not be amended by any division order and the signing of a division order by any mineral owner may not be made a prerequisite to payment of royalty hereunder.

M.           Right to Audit. Lessor expressly reserves the right and Lessee expressly grants to Lessor the right to audit production, revenue, and the calculation and payment of revenues to Lessor by giving Lessee notice of the exercise of this right. Within thirty (30) days after receipt of such notice, Lessee shall make available to Lessor all books and records (together with copies thereof ifrequested by Lessor) along with all other data necessary for Lessor to audit such production, revenue, and/or royalty payments. Such audit shall take place at Lessee’s office or at such other place as may be mutually agreed upon by the parties.

10. INFORMATION ACCESS AND REPORTS

A.      Access to Information. Lessee agrees to make available, at Lessee’s offices, to Lessor or Lessor’s nominee, all well information, including cores, cuttings, samples, logs (including Schlumberger and other electrical logs), results of deviation tests and directional surveys, results of seismic and geologic surveys (unless a licensing agreement prohibits Lessee from sharing such seismic data) and the results of all drill stem tests and other tests of other kind or character that may be made with respect to the Leased Premises or lands pooled therewith or wells on the Leased Premises or lands pooled therewith. Any examination by Lessor of any licensed seismic data shall be subject to strict compliance with the applicable license agreement under which Lessee acquired such data and shall remain confidential, even after termination of this Lease, or portions thereof, despite the provisions of Section 10.A.3. below. Lessor or Lessor’s nominee shall have free access during normal business hours to Lessee’s books and records relative to the production and sale of Minerals from the Leased Premises or lands pooled therewith, including reports of every kind and character to governmental authorities, State or Federal. Lessor shall have the right at its own election and risk, and its sole cost and expense, to employ gaugers or install meters to gauge or measure the production of all Minerals produced from the Leased Premises or lands pooled therewith, and Lessee agrees to make available, at Lessee’s offices, to Lessor or Lessor’s gauger or nominee run or gauge tickets for all Minerals removed from the Leased Premises or lands pooled therewith. Lessee shall furnish to Lessor daily drilling reports on each well drilled or provide Lessor with website and password information to permit Lessor to access drilling reports. Lessor agrees to keep confidential the information obtained by Lessor pursuant to this Section 10.A, in accordance with the following provisions:

1.	Without the prior written consent of Lessee, the information will not be disclosed by Lessor or its officers, directors, partners, employees, affiliates, agents or representatives (collectively “Representatives”), unless the information is covered by a Confidentiality Exception, and will not be used by Lessor or its Representatives other than in connection with the matters covered by or concerning this Lease or the Leased Premises.

2.	Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that is a Confidentiality Exception. As used herein, the term “Confidentiality Exception” shall mean information described in Sections 10.A and 10.A.3 that (a) is or becomes publicly available other than as a result of acts by Lessor or by its Representatives in violation of this Lease, (b) is in the possession of Lessor or its Representatives prior to disclosure by Lessee (c) is or becomes available to Lessor from a source that, to Lessor’s knowledge, is not bound by a confidentiality agreement with Lessee prohibiting such disclosure, (d) required to be disclosed by law or by legal process, including a subpoena or court order, or (e) Lessor discloses to its legal counsel, accountants, bankers and lenders. At the time Lessor discloses any information it obtains pursuant to Section 10.A to parties described in part (e) immediately preceding, it will require the party to whom it discloses such information to abide by the provisions of this Section 10.

3.	As to information which relates to particular lands and subsurface depths covered by this Lease, Lessor agrees to keep such information confidential (subject, however, to the Confidentiality Exceptions) for as long as this Lease remains in force and effect as to such particular lands and subsurface depths, it being understood that (i) as particular lands and subsurface depths are released from this Lease, Lessor’s obligation to keep information which relates to such lands and subsurface depths confidential shall cease and (ii) Lessor shall not have any obligation whatsoever to keep information confidential once this Lease is no longer in force and effect.

B.           Gas and Oil Purchase Contracts. Lessee shall furnish to Lessor, within a reasonable time after execution, a copy of any Mineral purchase contract or transportation agreement entered into in connection with the Leased Premises or lands pooled therewith, or if there is already a Mineral purchase contract or transportation agreement in effect due to Lessee’s operations in the field, then a copy of that contract. Furthermore, a copy of any amendments to the Mineral purchase contract or transportation agreement shall be furnished to said Lessor within thirty (30) days after execution thereof. Lessee agrees to make available, at Lessee’s offices, to Lessor or Lessor’s nominee, all core records, core analyses, well completion, bottom hole pressure measurement, directional survey records, electrical and induction surveys and logs, gas and oil ratio reports, paleontological reports pertaining to the paleontology of the formations encountered in the drilling of any wells on the Leased Premises or lands pooled therewith, and all other reports which pertain to the drilling, completing or operating of the wells located on the Leased Premises. The technical data in this Section 10.A and this Section 10.B and Mineral contract information (but not including production volumes or prices paid for Minerals) shall be solely for Lessor’s use, and Lessor shall in good faith attempt to keep same confidential after acquiring same from Lessee, subject, however, to the Confidentiality Exceptions.

11. SURVEYS, ABSTRACTS, TITLE OPINIONS AND CURATIVE WORK

A.           Surveys and Maps. If either party shall cause any of the exterior or interior lines of the property covered by this Lease to be surveyed, the surveying party shall furnish the other party a copy of such survey.

B.           Abstracts of Title. In the event either party causes an abstract of title to be prepared covering the Leased Premises or lands pooled therewith, or any portion thereof, the other party shall have access to said abstract at any reasonable time. In the event either party shall cause the title to be examined or should obtain a title opinion or title certificate upon the property herein leased, such party agrees to furnish the other party a copy or photostatic copy thereof within a reasonable time of receipt of the same, with the understanding that neither the party obtaining the opinion or certificate nor the attorney or firm of attorneys rendering the opinion or certificate shall be responsible to the other party for its correctness, the said opinion or certificate being furnished to the other party simply for the other party’s own convenience, information and personal use. Similarly, if any curative material is obtained by either party, a copy there of shall immediately be furnished to the other party under the same conditions of non-liability on the part of the obtaining party or the persons who may have obtained or prepared the same.

12. USE OF THE SURFACE AND SUBSURFACE

A.           Surface and Subsurface Operations. This Lease is made expressly subject to the terms and conditions of Exhibit B to the Quitclaim Mineral Deed-attached hereto as Exhibit B and made a part hereof. Lessee expressly agrees to conduct all surface and subsurface operations pursuant to the terms and conditions of Exhibit B.

B.           Reservation of Rights. Lessor expressly reserves all rights with respect to the subsurface of the Leased Premises (the ownership of which shall remain vested in Lessor) for any and all purposes except those specifically granted to Lessee under this Lease. Without limiting the foregoing, Lessor expressly reserves the right to explore by any method, drill for, mine, produce, treat and store and transport any and all minerals other than those covered by this Lease, but the rights of Lessee under this Lease shall always take priority over Lessor’s right to explore reserved mineral rights for and during the entire term of this Lease as to all lands and depths then covered thereby. Lessor also expressly reserves the right to use the Leased Premises for the purposes of, without limitation, commercial, industrial, and or mixed use development, and for the purpose of ingress and egress to and from other tracts of land owned by Lessor in the vicinity, to the extent Lessor is legally vested such rights.

13. ASSIGNABILITY AND SURRENDER BY LESSEE

A.           Lessee’s Right to Transfer. Subject to Section 13.B, Lessee may assign or transfer up to fifty percent (50%) of this Lease to an affiliate of Lessee or to a non-operating person or entity which invests in Lessee or provides equity to Lessee within the first ninety (90) days after the effective date of this Lease, provided, however, such right shall be conditioned on Lessee delivering to Lessor at least thirty (30) days prior notice of such assignment or transfer, which notice shall include the identity of such non-operator and include a copy of the assignment and transfer documents. Otherwise, Lessee may not transfer, assign, deliver, set over, or convey, whether by individual purchase, package/bundle sale or merger, an undivided interest in this Lease or any portion thereof without the prior express written consent of Lessor, such consent shall not unreasonably be withheld.

B.           Assumption Obligations. All transfers (including assignments, sales, subleases, overriding royalty conveyances, or production payment arrangements) must (i) contain a provision reflecting that the transferee or assignee has specifically assumed all of the Lessee’s obligations under this Lease, (ii) be recorded in Official Public Records of Bernalillo County, New Mexico, and (iii) the recorded transfer or a copy certified by the County Clerk of Bernalillo County, New Mexico must be delivered to Lessor within ninety (90) days of the execution date. Every transferee shall succeed to all rights and be subject to all obligations, liabilities, and penalties owed to Lessor by the original Lessee or any prior transferee of this Lease, including any liabilities to Lessor for unpaid royalties; provided, however, the grantor, assignor or transferor in such transfer or assignment shall also continue to be liable for all such obligations, liabilities, and penalties owed to Lessor by such grantor, assignor or transferor prior to the transfer of this Lease, insofar and only insofar as such grantor, assignor, or transferor was responsible for said obligation, liability or penalty. If Lessee or assignee of part or parts hereof shall fail or make default in the payment of the proportionate part of the royalty, shut-in royalty or drill or pay payments provided in Section 2 hereof due from such Lessee or assignee or fail to comply with any of the provisions of this lease, such default shall not affect this Lease insofar as it covers the part of the lands upon which Lessee or assignee thereof shall properly comply or make such payments.

C.           Surrender. Lessee, or its successors, heirs and assigns, shall have the right at any time to surrender this Lease, in whole or in part, to Lessor, or its successors, heirs and assigns, by delivering or mailing a release thereof to Lessor, and by placing a release thereof in the county in which said land is situated; thereupon Lessee shall be relieved from all obligations, expressed or implied, of this Lease as to acreage so surrendered, and thereafter the payment, if any, payable hereunder attributable to the released lands shall be reduced in the proportion that the acreage covered hereby is reduced by said release or releases. Notwithstanding anything to the contrary herein, Lessee’s indemnity obligations in Section 16 shall survive the termination of this lease indefinitely.

14. ASSIGNABILITY BY LESSOR

The rights of Lessor hereunder may be assigned or delegated in whole or in part to any party, and the provisions hereof shall extend to Lessor’s heirs, successors, assigns and delegatees, but no change or division in the ownership of the land or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. Upon any assignment or delegation of all of Lessor’s rights and/or obligations under this Lease, the assignee/delegatee will be deemed to be substituted for Lessor under this Lease and the assignee/delegatee will be entitled to exercise all of the rights and shall be subject to all of the obligations of Lessor under this Lease. Upon any such assignment or delegation of all of Lessor’s rights and/or obligations, all references to Lessor in this Lease will thereafter be deemed to be references to the assignee or delegatee as applicable. Upon any partial assignment or delegation of Lessor’s rights and/or obligations under this Lease, the assignee/delegatee will be entitled to exercise its prorata portion of the rights of Lessor under this Lease and shall be subject to a prorata portion of the obligations of Lessor under this Lease. Upon any such assignment or delegation of a portion of Lessor’s rights and/or obligations, all references to Lessor in this Lease will thereafter be deemed to be references to the Lessor, assignee and/or delegatee in accordance with their respective rights and obligations under this Lease. Should Lessor assign or delegate its rights hereunder to more than five (5) assignees and/or delegatees, Lessor shall designate one of said assignees and/or delegatees as the representative of all assignees and/or delegatees; Lessee shall send all payments, notifications, or other communications as required hereunder to said representative. All such notifications and payments made to the designated representative shall be deemed to have been timely made as to all assignees and/or delegatees, and Lessee shall not be liable for any failure of the designated representative to distribute such payments or notifications to other assignees and/or de1egatees.

15. NO WARRANTY

A.           No Warranties. This Lease is given and granted without warranty, express or implied, in law or in equity.

B.           Proportionate Reduction. If Lessor owns a mineral interest in the Leased Premises less than the entire mineral estate, the royalties, including shut-in royalties, and the drill or pay obligation to be paid Lessor shall be reduced proportionately.

6. INDEMNITY

A. Indemnity. LESSEE SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE INDEMNIFIED PARTIES (AS HEREINAFTER DEFINED) FROM ANY AND ALL LIABILITIES, LIENS, DEMANDS, JUDGMENTS, COSTS, EXPENSES, SUITS AND CLAIMS OF ANY KIND OR CHARACTER ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO ANY OPERATION OR ACTIVITY CONDUCTED BY LESSEE, OR ITS AGENTS, CONTRACTORS, SUBCONTRACTORS, EMPLOYEES, LICENSEES OR INVITEES, ON OR UNDER THE LEASED PREMISES, OR ANY BREACH OF THIS LEASE BY LESSEE, INCLUDING BUT NOT LIMITED TO CLAIMS FOR INJURY OR DEATH OF ANY PERSONS OR DAMAGE, LOSS OR DESTRUCTION OF ANY PROPERTY, REAL OR PERSONAL, UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE. LESSEE FURTHER COVENANTS AND AGREES TO DEFEND ANY SUITS BROUGHT AGAINST ANY OF THE INDEMNIFIED PARTIES ON ACCOUNT OF SAID CLAIMS AND TO PAY ANY JUDGMENTS AGAINST ANY OR ALL OF THE INDEMNIFIED PARTIES RESULTING FROM ANY SUCH SUIT OR SUITS, TOGETHER WITH ALL COSTS AND EXPENSES RELATIVE TO ANY SUCH CLAIMS, INCLUDING BUT NOT LIMITED TO ATTORNEYS’ FEES. EACH OF THE INDEMNIFIED PARTIES SHALL HAVE THE RIGHT TO PARTICIPATE IN THE DEFENSE OF ANY SUIT OR CLAIM IN WHICH THEY (OR ANY OF THEM) MAY BE A PARTY WITHOUT RELIEVING LESSEE OF ITS OBLIGATIONS HEREUNDER.

B. Nature of Indemnity. THE FOREGOING INDEMNITY SHALL APPLY WHETHER OR NOT ARISING OUT OF THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY OF LESSOR OR ANY OF THE INDEMNIFIED PARTIES AND SHALL APPLY, WITHOUT LIMITATION, TO ANY LIABILITY IMPOSED UPON ANY OF THE INDEMNIFIED PARTIES AS A RESULT OF ANY THEORY OF STRICT LIABILITY OR ANY OTHER DOCTRINE OF LAW OR EQUITY, PROVIDED THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO ANY COSTS, EXPENSES, LOSSES OR LIABILITIES INCURRED BY LESSOR TO THE EXTENT PROXIMATELY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR. THE FOREGOING INDEMNITY AND ALL OTHER INDEMNITIES OF LESSEE CONTAINED IN THIS LEASE SHALL SURVIVE ANY TERMINATION OF THIS LEASE AND SHALL INURE TO THE BENEFIT OF LESSOR AND EACH OF THE INDEMNIFIED PARTIES. AS USED IN THIS LEASE, THE TERM “INDEMNIFIED PARTIES” REFERS TO (i) LESSOR, ITS AFFILIATES, AND ALL OF THE OFFICERS, DIRECTORS, PARTNERS, MEMBERS, EMPLOYEES AND AGENTS OF LESSOR AND ITS AFFILIATES, (ii) LESSOR’S MORTGAGEES, AND (iii) THE SUCCESSORS AND ASSIGNS OF THE PERSONS AND ENTITIES DESCRIBED IN (i). LESSEE HEREBY AGREES AND DECLARES THAT THE PROVISIONS CONTAINED IN PARAGRAPHS A AND B OF THIS SECTION 16 ARE CONSPICUOUS AND COMPLY WITH THE EXPRESS NEGLIGENCE RULE.

17. NOTICES

A. Lessor’s Address. All notices, information, letters, surveys, reports, material , and all other documents required or permitted to be sent to Lessor by Lessee will be deemed to have been given and received when delivered personally, or on the date following the day sent by overnight courier, or on the third (3rd) Business Day after the same is sent by certified United States mail, postage prepaid, return receipt requested, to the following persons at the following addresses:

Atrisco Oil and Gas, LLC

1730 Montano NW Suite B

Albuquerque, New Mexico 87107

Attn: Peter Sanchez

Tel. No.: 505-836-0306
Fax. No.:

With a copy of notices only to:

Gaye White

Thompson & Knight LLP

98 San Jacinto Blvd., Suite 1900

Austin, Texas 78701

B. Lessee’s Address. All notices required or permitted to be sent to Lessee by Lessor will be deemed to have been given and received when delivered personally, or on the date following the day sent by overnight courier, or on the third (3rd) Business Day after the same is sent to Lessee by certified United States mail, postage prepaid, return receipt requested, to the following address:

Tecton Energy, LLC

3000 Wilcrest, Suite 300
Houston, Texas 77042
Attn: Chris Fling

Tel. No.: 281-668-8068

Fax.No.: 713 -974-1004

C. Business Day. As used herein, the term “Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of New Mexico are authorized or required to be closed for business.

D. Change of Address. Any party hereto shall have the right to change the name or address of the person or persons required to receive notices and other documents by so notifying the other party in writing.

18. BREACH BY LESSEE

A. General Compliance Obligation. Lessee shall conduct Lessee’s operations in strict compliance with all of the terms and provisions of this Lease and with all applicable Laws and the regulations of any regulatory body having jurisdiction of such operations including, but not limited to, all local, state and federal environmental rules and regulations. Lessee shall bear all costs and other burdens of complying with all applicable Laws and the rules and regulations promulgated thereunder governing Lessee’s operations, including without limitation all costs and burdens associated with obtaining drilling permits and other approvals for those operations from all applicable governmental authorities and complying with the restrictions of all applicable governmental authority drilling ordinances and regulations.

B. Lessee’s Cure Rights. In the event Lessor considers that operations are not, at any time, being conducted in compliance with this Lease, or any implied covenant of this Lease, Lessor may notify Lessee in writing of the facts relied upon as constituting an alleged breach of any express or implied covenant or obligation of, or any provision pertaining to, Lessee hereunder and, Lessee, if in breach, shall have sixty (60) Business Days after receipt of such notice in which to commence compliance with its obligations hereunder. Failure on the part of Lessee to timely commence efforts to rectify any such alleged breach and to exercise diligence in remedying any such alleged breach shall operate as a forfeiture of this Lease as to the portion there of effected by such alleged breach; provided that if Lessee, in good faith, disputes any alleged grounds of breach set forth in such notice, Lessee may, within said sixty (60) Business Day period, deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to such alleged breach, any relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which the Lessee believes the dispute should be resolved.

If the parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within ten (10) days after delivery of the response. Each party will have in attendance at such meeting an officer or manager with the authority to resolve such dispute. At the meeting (and any adjournments thereof), the parties will negotiate in an attempt to confirm that a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement. If no such written agreement is reached within fifteen (10) Business Days after the first meeting (“Negotiation Period”), upon notice by either party (“Arbitration Notice”), the dispute shall be resolved solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) or any success or thereof when not in conflict with such act. The arbitration will be conducted on a confidential basis strictly in accordance with the terms of this Lease. The arbitration shall be conducted before a panel of three independent and impartial arbitrators. Each party will be entitled to select one arbitrator within ten (10) Business Days of the date of the Arbitration Notice. If a Party fails to select an arbitrator within such ten (10) Business Day period, the Houston office of the AAA shall appoint an arbitrator for such party. The two individuals so selected will then select the third arbitrator within ten (10) Business Days. If the two individuals selected fail to select a third arbitrator within such ten (10) Business Day period, the Houston office of the AAA shall appoint a third arbitrator. The panel of arbitrators will be selected no later than twenty (20) Business Days after the date of the Arbitration Notice. Each member of the arbitration panel, must be an attorney that is experienced in legal and operational matters related to oil and gas properties.

The arbitration shall take place at a time and place determined by the arbitrators. Discovery shall be made pursuant to the Federal Rules of Civil Procedure and completed within forty-five (45) days of selection of the panel of arbitrators. Final hearing on the matter shall be had within sixty (60) days of the selection of the panel of arbitrators and a formal decision (which may include the award of attorney’s fees and costs), with a written opinion stating the reasons there for, shall be rendered within seventy-five (75) days of selection of the panel of arbitrators. Judgment upon an award of the majority of the arbitrators shall be binding. The arbitrators shall not have the authority to award either party any punitive or exemplary damages. The arbitrators decision shall be made in compliance with the substantive law of New Mexico and not ex aequo et bona (“in justice and fairness”) or as amicables compositeurs (the concept that allows arbitrators to disregard strictness of law in favor of natural equity). The arbitrators’ decision will be considered as a final and binding resolution of the dispute and will not be subject to appeal.

C. Express Covenants. All express covenants of Lessee contained in this Lease are in addition to, and not in the place of, the covenants of a lessee under an oil and gas lease that are implied under applicable law.

19. FAVORED NATIONS

If at any time or times prior or subsequent to the date of execution of this Lease, Lessee shall obtain a lease from or make a contract with an owner of one percent (1%) or more of the Minerals in the Leased Premises other than Lessor, then Lessor shall be entitled to any benefits paid for, granted or reserved in such lease or contract which are more favorable to said owner than those paid for, granted or reserved to Lessor in this Lease. Lessee shall pay Lessor immediately Lessor’s pro rata share of such benefit, including without limitation, bonus, royalty, rental or shut-in payment or any other benefit more favorable to such mineral owner than the payment for the benefits of this Lease. If necessary in the opinion of Lessor, then Lessee shall amend this Lease to confer such benefits upon Lessor. If Lessor is entitled to additional benefits under the terms of this Section 19, Lessee shall receive a credit with respect to any additional payments made to Lessor equal to the entire cost and expenses Lessee has incurred related to its public relations activities pertaining to its operations under this Lease, its employment of Atrisco Heirs, its employment of firms owned and/or managed by Atrisco Heirs, its sponsorships pertaining to Atrisco Heirs and similar benefits given by Lessee to Lessor or Atrisco Heirs. Atrisco Heirs includes shareholders and members of Lessor and their family members. This duty upon Lessee shall extend to where Lessee has agreed to contribute this Lease to a drilling unit with a lessee from a Mineral co-tenant of Lessor and in such event if the lease contributed from the lessee of a Mineral co-tenant of Lessor is more favorable to the Lessor in any respect than this Lease, Lessee shall pay Lessor immediately, Lessor’s pro rata share of such benefit as aforesaid.

20. ADDITIONAL NOTICE

Lessee agrees to use good faith effort to give notice to Lessor of the need, if any, to bring a claim or lawsuit against a third party who is draining, damaging, overproducing, unlawfully depleting, or otherwise damaging any reservoir underlying the Leased Premises, in a timely fashion so that Lessor may assert Lessor’s own claim or lawsuit in a court of appropriate jurisdiction, or before a regulatory agency. Lessee shall give such notice to Lessor within sixty (60) days of the date that Lessee becomes aware of the need to assert such claim or lawsuit.

21. TERMS HERITABLE

All of the terms and provisions of this Lease shall extend to and be binding upon the heirs, executors, administrators, successors and authorized assigns of the parties hereto.

22. CAPTIONS

The captions to the various Sections of this Lease are for convenience only, to be used primarily to more readily locate specific provisions. They shall not be considered a part of the Lease, nor shall they be used to interpret any of the provisions of this Lease.

23. COUNTERPARTS

This Lease may be executed in multiple counterparts, each of which shall be deemed an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

24. FACSIMILE EXECUTION

The parties agree that this Agreement may be transmitted between them by facsimile machine. The parties intend that faxed signatures constitute original signatures and that a faxed agreement containing the signatures original or faxed) of all the parties is binding on the parties.

25. LESSOR’S CONSENT

With respect to any provision of this Lease which provides for or requires Lessor’s consent, approval or acceptance, Lessor my give or withhold such consent, approval or acceptance in Lessor’s sole and absolute discretion, except with respect to those provisions which expressly provide that Lessor’s consent or approval must be reasonable or may not be unreasonably withheld and/or unreasonably delayed.

26. SEVERABILITY

If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

27. APPLICABLE LAW

This Lease shall be governed by and construed in accordance with the laws of the State of New Mexico.

28. EXAMINATION OF LEASE

Submission of this instrument for examination or signature by Lessee does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Lessor and Lessee.

29. INTEREST ON LESSEE’S OBLIGATIONS

Except as otherwise expressly provided herein, any amount due from Lessee to Lessor (other than interest) which is not paid when due shall bear annual interest at prime rate, but not to exceed the highest rate allowed by law, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default. Such interest shall be in addition to, and not in lieu of, any damages payable to Lessor as a result of Lessee’s failure to timely pay to Lessor all amounts when and as required under this Lease.

30. AUTHORITY

If Lessee executes this Lease as a corporation, Lessee does hereby covenant and warrant that Lessee is a duly authorized and existing corporation, that Lessee has and is qualified to do business in New Mexico, that Lessee has full right and authority to enter into this Lease, and that each person signing on behalf of Lessee was and is authorized to do so. If Lessee executes this Lease as a partnership, Lessee does hereby warrant that Lessee is a duly authorized and existing partnership, that Lessee, if a foreign partnership, is qualified to do business in New Mexico, Lessee has full right and authority to enter into this Lease, and that each person signing on behalf of Lessee was and is authorized to do so. If Lessee executes this Lease as a limited liability company, Lessee does hereby warrant that Lessee is a duly authorized and existing limited liability company, that Lessee is qualified to do business in New Mexico, Lessee has full right and authority to enter into this Lease, and that each person signing on behalf of Lessee was and is authorized to do so.

31 . WAIVER OF UNFAIR PRACTICES ACT

LESSOR AND LESSEE EACH HEREBY WAIVE ALL OF ITS RIGHTS UNDER THE NEW MEXICO UNFAIR PRACTICES ACT, SECTION 57-12-1 ET.SEQ. OF THE NEW MEXICO STATUTES,

A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF THEIR OWN SELECTION, LESSOR AND LESSEE EACH VOLUNTARILY CONSENTS AND GIVES THIS WAIVER.

32. BANKRUPTCY

If this Lease is assigned to any person or entity pursuant to the provisions of the Federal Bankruptcy Code, Title 11 U.S.C. Section 101, et seq., as subsequently amended (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment will be paid or delivered to Lessor (which shall include the cure of any existing monetary defaults by payment of same to Lessor and the cure of any non-monetary defaults by performance within ten (l0) business days of the assumption of this Lease by the assignee), and will be and remain the exclusive property of Lessor and will not constitute property of Lessee within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Lessor’s property under the preceding sentence not paid or delivered to Lessor will be held in trust for the benefit of Lessor and be promptly paid to or turned over to Lessor. For purposes of Section 365(f) (2) of the Bankruptcy Code “adequate assurances of future performance” will include, but not be limited to, net worth, and creditworthiness equal to that of Lessee on the date of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee will upon demand execute and deliver to Lessor an instrument confirming such assumption.

33. WAIVER

The failure of Lessor at any time or times to require performance of any provision of this Lease shall not affect its right at a later time to enforce such provision. No waiver by Lessor of any condition, or of any breach of any covenant, agreement, representation or warranty contained in or implied under this Lease, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty. Lessor’s consent to or approval of any act by Lessee requiring Lessor’s consent or approval shall not be deemed to render unnecessary the obtaining of Lessor’s consent to or approval of any subsequent act of Lessee. No act or thing done by Lessor or Lessor’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Leased Premises, unless done in writing signed by Lessor. The acceptance of any royalty or other payment by Lessor following a breach of this Lease by Lessee shall not constitute a waiver by Lessor of such breach or any other breach unless such waiver is expressly stated in writing signed by Lessor.

34. ENTIRE AGREEMENT

This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

35. INSURANCE

At all times while this Lease is in force, (a) Lessee shall carry and provide insurance in the amounts and as set forth on the Exhibit “C” attached hereto and made a part hereof, and (b) Lessee shall require all contractors engaged in work pertaining to the Leased Premises to comply with the Workers’ Compensation Law of the State of New Mexico and to maintain liability insurance and other types of insurance in amounts which are typical and usual in the oil and gas exploration, development and transportation industry for oil and gas contractors. Lessee shall provide copies of such insurance policies or certificates of same to Lessor upon written request to Lessee.

36. COALBED METHANE

All references in this lease to production of Minerals or wells capable of producing Minerals shall be satisfied by production of water from a well drilled to and completed in any coal bearing sand under the Leased Premises (a “CBM Well”) for a period of time up to thirty-six (36) months after commencement of the dewatering of any such well. The parties recognize that a CBM Well may require dewatering for an extended period of time prior to the actual production of gas or liquid hydrocarbons in significant quantities. Therefore, Lessee’s continued operations of a CBM Well for such purpose and production of water from such well for a period of time (not to exceed thirty-six(36) months, unless actual production of Minerals in paying quantities is established within such period), will be deemed to be production of Minerals in paying quantities during such period of time for all purposes of this Lease.

[Remainder of Page Intentionally Left Blank]

EXECUTED on this the 20th day of August. 2007

LESSOR:

ATRISCO OIL AND GAS, LLC
By: /s/ Peter Sanchez

Name: Peter Sanchez

Title: Chief Executive Officer

LESSEE:

TECTON ENERGY, LLC
By: /s/William K. Dirks

Name: William K. Dirks

Its: Managing Partner

State of New Mexico

County of Bernalillo

This instrument was acknowledged before me on August 20, 2007 by Peter Sanchez, CEO of Atrisco Oil and Gas, LLC, a New Mexico limited liability company, as the act and deed of said company.

/s/ Linda J. Blair

Notary Public for the State of New Mexico
Linda J. Blair
Printed name of Notary
My Commission Expires August 5, 2009

State of Texas

County of Harris

This instrument was acknowledged before me on August 22, 2007 by William K. Dirks, Managing Partner of Tecton Energy, LLC, a Texas limited liability company, on behalf said company.

/s/ Libby Rivas

Notary Public for the State of Texas
Libby Rivas
Printed name of Notary
My Commission Expires February 24, 2010

EXHIBIT “A”

Attached to and made a part of that certain Oil, Gas and Mineral Lease dated August 20, 2007, between Atrisco Oil and Gas, LLC (“Lessor”) and Tecton Energy, LLC (“Lessee”)

The Legal Description of Leased Premises is as follows:

This Lease shall include all land located within the Town of Atrisco Land Grant that is determined to be owned or claimed by Lessor, and being more specific in the Exhibit A in the Quitclaim Mineral Deed and Assignment of Oil and Gas Leases, dated December 4, 2006, from Westland Development Co., Inc. to Lessor, recorded in Book A128, Page 8482 in the Office of the County Clerk of Bernalillo County, New Mexico. It is the intent of the Lessor to lease unto the Lessee all of the Lessor’s lands within Bernalillo County.

EXHIBIT “B”

Attached to and made a part of that certain Oil, Gas and Mineral Lease dated August 20, 2007, between Atrisco Oil and Gas, LLC (“Lessor”) and Tecton Energy, LLC (“Lessee”)

Exhibit B to

Quitclaim Mineral Deed and Assignment of Oil and Gas Leases

Dated                     , 2006

1. General.

(a) The terms and provisions of this Exhibit B are incorporated into and made a part of the Quitclaim Mineral Deed and Assignment of Oil and Gas Leases dated December        , 2006 (“ Deed and Assignment “). In the event of any conflict between the terms and provisions of the Deed and Assignment and terms and provisions of this Exhibit, the terms and provisions of this Exhibit shall control.

(b) The provisions in this Deed and Assignment shall be applicable to operations to explore for and develop oil, gas or other hydrocarbons conducted on the Subject Lands (“ Operations “) except for operations conducted pursuant to the Sun Valley Lease and the Great Northern Lease. All Operations shall be conducted with reasonable accommodation of Grantor, its proposed development of the surface estate of the Subject Lands and the uses and enjoyment attendant thereto. In connection with the activities and operations to be conducted upon the Subject Lands pursuant to the development rights of Grantee or those granted pursuant to an oil and gas lease (“ Lease”) , the lessee under any such oil and gas lease (or Grantee if Grantee elects to conduct Operations on the Subject Lands) (collectively, “ Operator “) shall act reasonably, at all times, to limit and reduce the injury of or damage to the Subject Lands and any improvements thereon and thereunder.

2. Drillsite, Pipeline and Road Locations on the Subject Lands.

(a) All wells to be drilled on the Subject Lands and associated operations shall be limited to those specific drillsite locations that shall be agreed to by Grantor and Operator (each such drillsite location, a “ Drillsite “). Thirty (30) days prior to commencement of any operations, Operator will propose the location of all Drillsites, roads and pipelines and submit to Grantor for its review and consideration. Within thirty (30) days of receipt of such information from Operator, Grantor shall either approve the surface locations proposed by Operator or propose alternatives. The location of all Drillsites, roads and pipelines shall be by mutual agreement of Operator and Grantor taking into consideration the interests of both the Operator and Grantor. Operator and Grantor shall negotiate in good faith to reach an agreement on the location of all Drillsites, roads and pipelines. If Grantor and Operator are unable to agree as to the location of any Drillsite, road and pipeline, such dispute shall be submitted to a court of competent jurisdiction for resolution of such dispute, keeping in mind the intent of the parties set forth in paragraph 1(b) above.

(b) Upon the agreement of Grantor and Operator as to the location of any Drillsite, road and pipeline, Operator shall prepare a plat (“Plat”) of the Subject Lands indicating the location of all Drillsites, roads and pipelines. If Grantor or Operator subsequently desires to relocate a prospective Drillsite, road or easement that has not yet been constructed, the party proposing such relocation shall provide written notice to the other party of the proposed relocation site and the reasons for such relocation. The non-proposing party shall have thirty (30) days after receipt of such notice to either approve of the relocation or propose an alternative. The parties shall negotiate in good faith in an attempt to satisfy the proposing party’s need to relocate the Drillsite, road or pipeline. If the parties agree to such relocation, the Plat shall be amended to show the new surface location of the Drillsite, road or pipeline, however, if the parties cannot, in good faith, agree on the relocation, the original Plat shall control.

(c) Except for Operations to be conducted on the approved Drillsite, Operator shall not drill any well or conduct Operations on any other drillsite locations on the Subject Lands without the prior written approval of Grantor.

(d) Drillsites shall be limited to no more than four (4) acres. Except for drilling, completing, recompleting and workover operations, Operator shall confine its Operations to one (1) acre within each Drillsite.

3. Access Routes and Other Facilities.

(a) All roads providing access from the exterior boundary of the Subject Lands to the Drillsites shall be constructed by Operator at its sole cost and expense. The location of all roads and other access routes located on the Subject Lands (“ Access Routes “) to be used and constructed by Operator for ingress and egress to each Drillsite shall be approved in writing by Grantor as provided in paragraph 2 above. All ingress and egress by Operator (and its contractors, sub-contractors and permitted invitees) over the Subject Lands or to and from the Drillsites shall occur only on the approved Access Routes.

(b) Any road constructed by Operator on any Access Route shall be crushed limestone or caliche, shall have a compacted six inch base of crushed limestone or caliche, and shall otherwise comply with normal oilfield standards in the vicinity. All roads constructed by Operator on the Subject Lands shall be maintained by Operator at Operator’s sole cost and expense. Grantor may, at its cost and expense, pave any roads along the Access Routes that are constructed by Operator, however, after any road on an Access Route is paved, whether by Grantor, Operator or a third party, and, as a result of such use or otherwise, Operator causes any damage whatsoever to such road and surrounding area, Operator shall repair such damage.

(c) The Access Routes herein granted are for the sole purpose of granting Operator access to and from any Drillsite for the sole purpose of Operations pursuant to a Lease. The Access Routes shall not be used by Operator for ingress or egress to or from any land other than the Subject Lands without the prior written consent of Grantor. Any gate or fence constructed or maintained on the Access Routes shall be of material and design approved in writing by Grantor. Grantor reserves the right for Grantor, and its successors and assigns and invitees, to use the Access Routes as a means of access to and from the Subject Lands and otherwise as long as such use does not unreasonably interfere with Operator’s use.

(d) Other than on Drillsites, Operator shall not construct any pipelines (except as provided in paragraph 4 below), pits, roads, and other aboveground and underground facilities (collectively, “ Facilities “) without the prior written consent of Grantor. Operator shall locate its Facilities only on the Drillsites and those other areas of the Subject Lands approved in writing by Grantor. Any Facilities approved by Grantor and constructed by Operator shall be constructed and maintained by Operator in accordance with industry standards for equivalent facilities. Operator shall use reasonable efforts to prevent all persons engaged in Operations from operating vehicles and equipment on any part of the Subject Lands other than upon Drillsites, Facilities or Access Routes approved by Grantor. Notwithstanding anything herein the contrary, and other than on Drillsites, without the prior written consent of the Grantor, no Facilities shall be within 1,000 feet of any building, residence, or lake larger than five (5) acres located upon the Subject Lands at the time such Facilities are built.

4. Pipelines. Operator agrees that all pipelines, flowlines, saltwater disposal lines, or utility lines relating to a lease or Operator’s operations on the Subject Lands (collectively “ Pipelines “) shall be buried by Operator at a minimum depth of forty-eight (48) inches. In addition, all Pipelines shall be buried and cased, at Operator’s expense, to the extent required to comply with all applicable laws and all rules and regulations or governmental authorities having or asserting jurisdiction of the surface of the Subject Lands. Any ditches dug during installation of the Pipeline shall be filled and tamped until the original contour is restored as is reasonably practicable under the circumstances. Pipelines shall be grounded and anodized and shall not adversely affect any other utility lines or equipment in or on the Subject Lands. Pipelines shall only be constructed at locations in accordance with paragraph 2 above. Additionally, Operator shall advise Grantor in writing at least five (5) days prior to entrance upon the Subject Lands by Operator to begin actual construction of any Pipeline. During the installation of a Pipeline, Operator shall make reasonable efforts to prevent and minimize water infiltration of the soil during installation and ensure that compaction of the soil around the Pipeline after installation is the equivalent to the compaction of such soil prior to installation. If the soil is not compacted to the satisfaction of Grantor, then in addition to any other remedies available to Grantor, Operator shall return, when reasonably requested by Grantor, to compact the soil to Grantor’s satisfaction. After installation of a Pipeline, Operator shall restore the surface of the Subject Lands disturbed by construction of the Pipeline to as near its original condition as is reasonably practicable under the circumstances, including without limitation restoring pavement and landscaping, if applicable. If Operator receives written notice from Grantor that Operator has failed to repair or replace all sections or portions of Grantor’s irrigation system and facilities that are damaged or destroyed as a result of Operator’s installation of such Pipeline, and Operator does not remedy the matter within thirty (30) days of receipt by Operator of said written notice, then in addition to all other rights and remedies available to Grantor, Grantor may perform such repair or replacement at Operator’s expense, and Operator shall repay upon demand all amounts so incurred by Grantor, together with interest thereon at the rate of eighteen percent (18%) per annum, compounded monthly, until paid. If any Pipelines cross any of the Access Routes or other roads that may be paved by Grantor, then such Pipelines must be bored underneath such roads. Unless otherwise agreed in writing by Grantor in its sole discretion, any Pipeline placed on the Subject Lands shall be in the nature of a gathering or flowline and shall be used only for the purpose of transporting any oil, gas, water, saltwater or waste material to or from the Drillsite. Operator shall abide by any and all federal, state, county, municipal, or other governmental rules, regulations and safety precautions now or thereafter applicable to the construction, operation, maintenance, repair and removal of Pipelines. In no event shall Grantor be responsible in any way for any defects in any pipeline or any other plans and specifications approved by Grantor relating to Operator’s operations, or any structure or improvement erected, placed or maintained according to the plans or specifications. By approving any such plans and specifications, Grantor does not assume any liability or responsibility for compliance with any laws, ordinances, requirements of governmental authorities, industry standards or otherwise, all of which remain Operator’s responsibility. If requested by Grantor to accommodate its development of the surface of the Subject Lands, Operator, at its cost and expense, shall construct any new pipelines lower than the 48 inches set forth above to such depths reasonably requested by Grantor.

5. Other Activities. Operator shall cause each person entering the Subject Lands on Operator’s behalf to refrain from any activity except activities reasonably necessary to Operations. Operator shall cause each such person to refrain from using for recreation any part of the Subject Lands. Operator shall not allow the possession or consumption of alcoholic beverages on the Subject Lands and no firearms, weapons, dogs or other animals shall be brought onto the Subject Lands by Operator or its employees, invitees, contractors or their subcontractors. Grantor may exclude from the Subject Lands any individual or entity who has violated this provision, and Operator shall notify any such individual or entity that it or he will not be allowed to enter or remain upon the Subject Lands.

6. Pipelines and Other Lines. Operator shall not install any permanent pipelines on the Subject Lands except those utilized to gather, handle and market production from a well located upon the Subject Lands and producing from the Subject Lands. Operator shall cause all pipelines, electrical lines and telephone lines constructed either by it, or by any third party acting (a) at its request, (b) in concert with Operator, or (c) pursuant to the Lease, even if said party is considered a common carrier, upon the Subject Lands that are of a permanent nature and which are in excess of one hundred (100) feet in length, to be buried at least 48 inches below the surface of the earth. Operator shall cause stakes to be placed at each point where a pipeline route crosses beneath a road or fence and shall furnish Grantor a plat reflecting the location of all pipeline routes located upon the Subject Lands.

7. Gates. Grantor shall possess the unqualified right to deny erection of a gate or gates upon the Subject Lands, except to provide for access to a Drillsite. Any gate erected shall conform to existing or planned gates upon the Subject Lands as to construction materials, construction methods, paint colors, and other technical specifications presently employed or planned upon the Subject Lands.

8. Cutting of Fences. Operator shall not cut any fence lines or remove or relocate any fence posts located upon the Subject Lands without the prior consent of Grantor, which shall not be unreasonably withheld, and any such actions shall be taken only in accordance with reasonable instructions of, and in coordination with, Grantor.

9. Drillsite Appearance. Operator shall maintain each Drillsite and any Facilities in a neat and orderly fashion, including all equipment and materials located thereon. Operator shall remove all casing, tubing, pipe, equipment and other materials within sixty (60) days of the cessation of its active use in connection with Operations. In no event shall Operator place upon a Drillsite any structures or equipment, including without limitation structures of a permanent nature, that exceed ten feet (10) in height, except for drilling, completion and workover rigs which may exceed such height if necessary.

10. Discharges. Operator shall not discharge any oil, condensate, saltwater, or any substance used in drilling or production onto the Subject Lands under any circumstances (except drilling mud in a reserve pit under paragraph 11). Prior to commencing production from any well on the Subject Lands, the tanks and other storage vessels shall be enclosed by an earthen berm of sufficient height to contain any discharge which might occur. If there is a discharge, Operator shall restore the affected area to its original condition insofar as reasonably practicable. Operator agrees that such restoration shall include correction of any erosion damage, remediation of any contaminated soil, and the removal of contaminated soil containing Hazardous Materials (as hereinafter defined) and replacement with uncontaminated soil, regardless of whether the discharge occurred through its negligence or otherwise. For purposes of this Deed and Assignment, “ Hazardous Materials “ means “hazardous substances” (as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended), “hazardous waste” (as defined by the Resource Conservation and Recovery Act, as amended), pesticides, petroleum, refined crude oil or any fraction thereof, radioactive material, and any pollutant, oil contaminant, hazardous, dangerous or toxic chemical, material, waste or any other substance within the meaning of any environmental law or that could pose a hazard to the environment or health and safety of any person.

11. Surface Pits and Restoration. With the exception of reserve pits used during drilling operations (which shall be contained within the Drillsite), Operator shall not dig pits on the Subject Lands without first obtaining the written consent of Grantor, which consent may be withheld by Grantor in its sole and absolute discretion, and if such consent is not given, Operator shall use a closed containment system of artificial tankage and portable tanks for the use and storage of all mud, drilling fluids, chemicals, liquid waste, and other liquids used or produced in connection with all operations by Operator on the Drillsites. If Operator is allowed to dig pits, all such pits must be lined, so that none of the elements contained in said pits shall ever come into contact with the soil. Upon the digging of any pits, topsoil shall remain separate from the subsoil. Upon the covering of any pits, subsoil shall be used first and then the separated topsoil shall be spread evenly on top of the subsoil. Upon completion of drilling operations on each location, all of such mud and drilling fluids containing Hazardous Materials, chemicals, liquid waste and other liquids shall be removed from the Operations Sites by vacuum truck or other means. Within thirty (30) days after Operator’s need for a particular Drillsite has ceased, Operator shall fill all pits and other excavations made by Operator on such Operations Site, level off all mounds made by Operator on such Drillsite, remove all debris and rubbish placed by Operator on such Operations Site, and restore the area of such Drillsite, to its original condition, as near as practical. Operator shall provide sanitary facilities for all of its employees, agents and/or contractors which come upon the Subject Lands and shall provide containers for scrap, trash, and rubbish so that it is not scattered about the Drillsite or Subject Lands.

12. Drillsite Restoration. Within sixty (60) days of the completion and equipping by Operator of a well as a producing well or the plugging and abandonment thereof, Operator, at its sole cost and expense, shall:

(a) remove from the Drillsite upon which such well is located all unnecessary surface equipment, flow lines and tankage, all drilling mud and chemical mud containing Hazardous Substances, saltwater, surface oil and other materials;

(b) remediate all materials stored in any earthen pits, together with any contaminated soil, and refill any such pits, provided that any such materials containing Hazardous Materials shall be removed from the Subject Lands; and

(c) remove from such Drillsite all caliche, return the Drillsite to its original contour, and replow and replant such Drillsite; provided, however, should such well be completed and equipped as a producing well, or should Operator intend to drill additional wells on the Drillsite, then such portion of the Drillsite as is necessary for the operation and maintenance of such well or any additional wells may retain its original caliche and/or be otherwise surfaced for use as a producing well site.

In addition, following the construction of any Drillsite, road or pipeline and the completion, of any geophysical operations, Operator shall remove from the Subject Lands all trees, stumps, brush, debris, topsoil, rocks and other materials that are removed, cleared or disturbed as a result of the construction of such road or pipeline or geophysical operations.

13. Noise Attenuation. All Operations shall comply with the noise restrictions imposed by any governmental authority.

14. Permanent Structures and Equipment. Operator shall cause all tank batteries and other equipment located upon a Drillsite to be maintained in good repair and all such items which are of a permanent nature to be painted to match existing paint grade and color employed by Grantor upon the Subject Lands. All buildings and structures of a permanent nature constructed by Operator within the boundaries of a Drillsite shall be maintained in good repair.

15. Litter. Operator shall construct and place permanent trash containers at each Drillsite. Operator shall cause each trash container constructed and placed by it upon a Drillsite to be serviced, maintained and emptied at least monthly.

16. Safety Equipment. Operator shall install and utilize on each Drillsite and all Facilities all safety equipment reasonably necessary in accord with industry standards, including emergency shut-off valves.

17. Time and Location of Operations. Operator shall conduct all Operations within the boundaries of the Drillsites. Operator shall not conduct any Operations (including the removal of saltwater and produced fluids) on a Drillsite within 1,000 feet of any existing residence on the Subject Lands except between the hours of 7:00 a.m. and 9:00 p.m., except for any initial drilling and completion Operations, routine pumping and maintenance Operations, emergencies, and any Operations that, according to the industry standards and good oilfield practices require longer than fourteen (14) consecutive hours to complete. All lights on Drillsites within 1,200 feet of any residence shall be extinguished between 9:00 p.m. and 7:00 a.m. except those required by law or for safety purposes.

18. Operations Sites and Landscaping.

(a) Upon termination of a Lease as to some, but not all, of the Subject Lands (“Partial Termination”), Operator shall only have access to those Drillsites and Access Routes being used by Operator at Partial Termination to obtain and store production of oil or gas, and other hydrocarbon substances produced in connection therewith, from the Subject Lands, it being intended that after Partial Termination, Operator shall have no rights or access to any Drillsite or Access Routes that are not being used by Operator to obtain or store production of oil or gas or other substances from the Subject Lands at the time of Partial Termination. Subsequent to Partial Termination, if a Drillsite no longer has an oil or gas well producing in commercially paying quantities located in or on such Drillsite, and Operator does not otherwise maintain the Lease in force and effect as to the acreage covered by or allocated to such well, all rights of Operator to use or have access to such Drillsite shall cease, except that Operator shall continue to have access to such Drillsite to comply with Operator’s obligations to properly plug and abandon such well and restore the surface of the Drillsite as required by law and this Deed and Assignment.

(b) Operator shall construct, at its expense, around the perimeter of a producing well and any Facilities a fence at least eight feet in height with substantial screening and constructed with masonry-like materials. Privet, trees or other landscape material that are evergreen and approved by Grantor shall be planted densely along the exterior of the fence to obscure the fence from outside view. No element of the permanent production equipment within the Drillsite shall be higher than the fence or, when standing outside the fence, be visible above the fence. Additionally, without Grantor’s consent, the fence shall not exceed in height ten feet above the grade of the surrounding property. Operator shall construct a steel ring around the production equipment to prevent any damage to adjoining acreage. Except during drilling, completion, recompletion, workover or maintenance operations, the only structures allowed within the perimeter of a producing well shall be the Christmas tree, line heater, gas meter, cathodic protection equipment, tank battery, separator and pipeline necessary to transport production from the Drillsite.

(c) All landscaping shall be contoured so as to prevent water drainage from the Drillsite from accumulating on other acreage contiguous thereto. After installation of such landscaping in a manner approved by Grantor, maintenance of the landscaping shall be conducted by and at the expense of Operator. All Drillsites shall be maintained in good order and appearance by painting, clearing and removing brush, trash, and scrap from the area at Operator’s cost, and Operator shall take such other actions as are necessary to maintain said sites in clean and neat appearance. If Operator receives written notice from Grantor that Operator has failed to maintain any portion of the Subject Lands as required by the lease or this Deed and Assignment, and Operator does not remedy the matter within thirty (30) days of receipt by Operator of said written notice, then in addition to all other rights and remedies available to Grantor, Grantor may perform such maintenance at Operator’s expense, and Operator shall repay upon demand all amounts so incurred by Grantor, together with interest thereon at the rate of eighteen percent (18%) per annum, compounded monthly, until paid.

19. Notice of Operations. Except in emergency situations, Operator must notify Grantor in writing ten (10) days prior to commencement of any Operations on the Subject Lands. In emergency situations, Operator shall give verbal notice to Grantor as soon as is reasonably possible under the circumstances.

20. Water Wells. For each and every well drilled on the Subject Lands by Grantee or its lessee, Grantee shall, or shall cause its lessee to, note in the drilling log all water-bearing strata and inform Grantor of the same. If any well is nonproductive of oil or gas, Grantee shall, or shall cause its lessee to, notify Grantor prior to plugging and abandonment of such well, and Grantor shall have the option to assume such well for the purpose of producing freshwater if, in Grantor’s opinion such well can safely be used as a fresh water well. Grantor will notify Grantee that Grantor wishes to take over the well for such purpose. If so notified, Grantee shall, or shall cause its lessee to, plug said well below the fresh water formation and transfer the well to Grantor. Upon the transfer of any such well to Grantor, Grantor shall assume all further plugging liability for such well.

21. Geophysical Operations. At all times Operator shall consult with and inform Grantor as to the nature, timing and scope of all geophysical operations to be conducted upon the Subject Lands.

22. Specific Limitations on Geophysical Operations. Operator shall comply with the following restrictions in connection with any geophysical operations;

(a) All geophysical operations conducted upon the Subject Lands shall be conducted in a manner so as to reasonably limit and reduce their impact upon and disturbance of the use and enjoyment of the Subject Lands, and no bulldozers shall be used without the prior consent of Grantor;

(b) Only vibroseise-type geophysical operations shall be conducted and no dynamite or other explosives shall be used in conducting geophysical operations without the prior consent of Grantor; and

(c) No trees having a caliper diameter in excess of three (3) inches shall be damaged or destroyed without the prior consent of Grantor; and

23. Geophysical Restorations. Operator shall promptly plug all shot holes and coring holes drilled in connection with the geophysical operations with good and sufficient bentonite plugs. All such holes shall be drilled and plugged so as to avoid damage to any aquifers. Operator shall advise Grantor in writing when geophysical operations have been completed. Operator shall restore the surface area impacted by the geophysical operations to the same condition as existing before such geophysical operations, as near as practical. If Operator fails to properly restore the surface, Grantor shall give Operator written notice of the deficiencies of the restoration and Operator shall have thirty (30) days to complete the restoration operations. If Operator fails to properly restore the surface, Grantor may perform such restoration at Operator’s cost and expense.

24. Damages. Before commencing any of the Operations herein provided, Operator shall pay Grantor reasonable compensation for the usual and ordinary damage to the surface of the Subject Lands caused by the operations hereafter set forth in the following amounts:

(a)	Each Drillsite	$5,000 per acre

(b)	Road (not to exceed 30 feet in width)	$150 per rod

(c)	Pipelines (single not to exceed 20 feet in width)	$150 per rod

(d)	Geophysical operations	$500 per linear mile

(e)	Grass or surface damage from leaks or otherwise per acre damaged	$5,000 per acre

(f)	Compressor sites	$5,000 per acre

25. Access to Derrick. Grantor shall have access at all reasonable times at Grantor’s sole risk to inspect the derrick floor of all wells drilled on the Subject Lands as well as all other operational areas and equipment and structures located thereon.

26. Indemnification. GRANTEE SHALL INDEMNIFY, DEFEND, PAY AND PROTECT AND HOLD HARMLESS THE INDEMNIFIED PARTIES (AS HEREINAFTER DEFINED) FROM (A) ANY AND ALL LIABILITIES, LIENS, DEMANDS, JUDGMENTS, SUITS AND CLAIMS OF ANY KIND OR CHARACTER ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO ANY OPERATION OR ACTIVITY CONDUCTED BY GRANTEE OR OPERATOR, OR THEIR AGENTS, CONTRACTORS, EMPLOYEES, LICENSEES OR INVITEES, ON OR UNDER THE SUBJECT LANDS, INCLUDING BUT NOT LIMITED TO CLAIMS FOR INJURY OR DEATH OF ANY PERSONS OR DAMAGE, LOSS OR DESTRUCTION OF ANY PROPERTY, REAL OR PERSONAL, UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE (WHICH SHALL INCLUDE ANY OF SUCH LIABILITIES, LIENS, DEMANDS, JUDGMENTS, SUITS AND CLAIMS OF ANY KIND THAT ARE ASSERTED BY ANY PROPERTY OWNER OF LANDS ADJACENT TO OR WITHIN THE VICINITY OF THE SUBJECT LANDS, AND (B) ANY AND ALL CLAIMS, LIABILITIES, DAMAGES, FEES AND EXPENSES THAT ARISE EITHER DURING THE TERM OF ANY LEASE OR THEREAFTER, DIRECTLY OR INDIRECTLY, FROM THE ACTUAL OR ALLEGED PRESENCE OR RELEASE OF ANY HAZARDOUS MATERIAL IN CONNECTION WITH THE USE, MANAGEMENT, OR OPERATIONS BY GRANTEE OR OPERATOR ON THE SUBJECT LANDS, SUCH INDEMNIFICATION SHALL INCLUDE, BUT IS NOT LIMITED TO, COSTS IN CONNECTION WITH ANY REMEDIAL WORK WHEN PERFORMED BY GRANTOR OR ANY THIRD PARTY IN RESPONSE TO ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY AND ANY FINES, PENALTIES OR ASSESSMENTS LEVIED OR CHARGED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY.

GRANTEE FURTHER COVENANTS AND AGREES TO DEFEND ANY SUITS BROUGHT AGAINST ANY OF THE INDEMNIFIED PARTIES ON ACCOUNT OF SUCH CLAIMS AND TO PAY ANY JUDGMENTS AGAINST ANY OR ALL OF THE INDEMNIFIED PARTIES RESULTING FROM ANY SUCH SUIT OR SUITS, TOGETHER WITH ALL COSTS AND EXPENSES RELATIVE TO ANY SUCH CLAIMS, INCLUDING BUT NOT LIMITED TO ATTORNEYS’ FEES. EACH OF THE INDEMNIFIED PARTIES MAY PARTICIPATE IN THE DEFENSE OF ANY SUIT OR CLAIM IN WHICH THEY (OR ANY OF THEM) MAY BE A PARTY, AT SUCH PARTICIPATING PARTY’S SOLE EXPENSE, WITHOUT RELIEVING GRANTEE OF ITS OBLIGATIONS HEREUNDER.

GRANTEE’S OBLIGATIONS HEREUNDER SHALL BE REDUCED TO THE PROPORTION THAT GRANTEE’S MINERAL INTEREST IN THE SUBJECT LANDS BEARS TO THE FULL MINERAL ESTATE.

The foregoing indemnity and all other indemnities shall survive any termination of a Lease and shall inure to the benefit of Grantor and each of the Indemnified Parties. As used herein, the term “Indemnified Parties” refers to Grantor and any and all partners, employees, officers, directors, shareholders, agents, tenants, invitees and affiliates of Grantor, and the successors and assigns of Grantor to the ownership of the Subject Lands or any portion thereof. As used herein, an “affiliate” of Grantor shall mean any person, firm, or corporation that at the time in question is a subsidiary or parent corporation of Grantor, or any company which has the same parent company as Grantor, or in which Grantor or any affiliate of Grantor owns as much as 50% of any class of the capital stock of such Grantor or any affiliate of Grantor.

27. Subsequent Conveyance. Any assignment or Lease by any party subsequent to the date hereof shall be made subject to this Deed and Assignment.

EXHIBIT “C”

INSURANCE PROVISIONS

Attached to and made a part of that certain Oil, Gas and Mineral Lease dated August 20th , 2007, between Atrisco Oil and Gas, LLC (“Lessor”) and Tecton Energy, LLC (“Lessee”), covering the lands described in Exhibit A above.

1.           General. To protect Lessor against liability, loss or expense arising from damage to property or injury to any person arising out of, in connection with or resulting from the exercise of its rights and privileges under this Lease, Lessee agrees during the term of the Lease to carry, at its own expense, with insurance companies reasonably acceptable to Lessor and authorized to do business in the State of New Mexico, insurance covering all of its operations pertaining to the Leased Premises, including any work performed on its behalf by contractors, subcontractors, and others, naming Lessor and related individuals and entities designated by Lessor as additional insureds. The insurance policies shall include coverage for comprehensive general liability for bodily injury and property damage, blowout and loss of well coverage, and coverage for any damage to the environment, including coverage for the cost of cleanup and remediation. The coverage shall be in the minimum amounts described below, and Lessee shall furnish a certificate from the issuing insurance company or companies evidencing the coverage:

A.           Workers’ Compensation and Employees Liability Insurance to cover and include any liability (up to the maximum recoverable under applicable statutes) under or for the workers’ compensation laws of the state of New Mexico, including provisions that claims in rem will be treated as in personam;

B.           Automobile Liability with a minimum combined single limit of $l,000,000 for Bodily Injury and Leased Premises Damage and including coverage for all owned, non-owned and leased vehicles;

C.           Comprehensive General Liability Insurance, including contractual liability insuring the indemnity from Lessee to Lessor set forth in this Lease, with minimum Bodily Injury, Sickness or Death limits of one million dollars ($1,000,000) each person and one million dollars ($1,000,000) per occurrence and Leased Premises Loss or Damage limits of one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) aggregate operations, protective, and products (including completed operations);

D.           Umbrella Liability Insurance with a minimum limit of ten million dollars ($10,000,000) per occurrence;

E.           The Pollution and Clean Up Liability insurance with a minimum of ten million dollars ($10,000,000) and,

F.           Well Control and Extra Expense Insurance with a minimum limit of ten million dollars ($10,000,000).

2.           Policy Requirements. All insurance policies shall:

A.           Include coverage for those risks assumed under the Lease and this Exhibit C;

B.           Provide for thirty (30) days prior written notice to Lessor of the cancellation, expiration or reduction of coverage under, or a material change in, any policy;

C.          Contain waivers of subrogation and right of recovery by Lessee’s insurance underwriters against Lessor for injuries, death, losses or damages covered by those policies: and

D.           Secure for Lessor the status of additional insured under the policy.

3.           Certificates of Insurance. Lessee shall furnish Lessor with Lessee’s certificates of insurance (on ACCORD form 27) evidencing the above-described coverages prior to conducting any Operations under the Lease and reflecting that Lessor is an additional insured under the policies described in clauses (B) through (F) of Section 1 of this Exhibit C. Thereafter, Lessee shall provide its certificates of insurance at least thirty (30) days prior to the earlier of (1) the expiration of previously certificated insurance coverage or (2) the occurrence of any event for which prior notice is required by the terms of this Exhibit C. In lieu of providing its certificates of insurance, Lessee may provide copies of applicable insurance policies. To the extent that any of the insurance requirements of this Exhibit C are not evidenced by Lessee’s certificates of insurance, Lessee represents and warrants that the requirements are nonetheless fulfilled by the applicable policies of insurance.

MEMORANDUM OF EXISTENCE OF OIL AND GAS LEASE

State of New Mexico

County of Bernalillo

Atrisco Oil and Gas, LLC, a New Mexico limited liability company, whose address is 1730 Montano NW, Suite B, Albuquerque, New Mexico 87121, as “Lessor” has granted, executed and delivered an Oil and Gas Lease (the “Lease”) to Tecton Energy, LLC, as “Lessee,” whose address is 3000 Wilcrest #300, Houston, Texas 77042. Lessor does hereby acknowledge and give notice that the Lease, covers the following described lands and premises in Bernalillo County, New Mexico:

This Lease shall include all land located within the Town of Atrisco Land Grant that is determined to be owned or claimed by Lessor, and being more specific in the Exhibit A in the Quitclaim Mineral Deed and Assignment of oil and Gas Leases, dated December 4, 2006, from Westland Development Co., Inc. to Lessor, recorded in Book A128, Page 8482 in the Office of the County Clerk of Bernalillo County, New Mexico. It is the intent of the Lessor to lease unto the Lessee all of the lands within Bernalillo County.

The Lease is dated August 20, 2007 and provides for a primary term of five (5) years, subject to all the terms, conditions and provisions as set out in the Lease.

A fully executed copy of the Lease is in the possession of the Lessor and Lessee at their respectice addresses.

This notice is given to place persons on notice of the existence of the Lease, and all of the terms, provisions and conditions thereof; and this notice is in lieu of filing the original of the Lease for record in the County in which the land is located.

Dated August 20, 2007

LESSOR:

ATRISCO OIL AND GAS, LLC
A New Mexico limited liability company

By: /s/ Peter Sanchez

Name: Peter Sanchez

Title: Chief Executive Officer

LESSEE:

TECTON ENERGY, LLC
A Texas limited liability company

By: /s/William K. Dirks

Name: William K. Dirks

Its: Managing Partner

State of New Mexico

County of Bernalillo

This instrument was acknowledged before me on August 20, 2007 by Peter Sanchez, CEO of Atrisco Oil and Gas, LLC, a New Mexico limited liability company, as the act and deed of said company.

/s/ Linda J. Blair

Notary Public for the State of New Mexico

Linda J. Blair
Printed name of Notary
My Commission Expires August 5, 2009

State of Texas

County of Harris

This instrument was acknowledged before me on August 22, 2007 by William K. Dirks, President of Tecton Energy, LLC, a Texas limited liability company, on behalf said company.

/s/ Linda Lindsay

Notary Public for the State of Texas

Linda Lindsay
Printed name of Notary
My Commission Expires February 24, 2010